Exhibit 10.48

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as “Agreement”) is entered into by and between Perry Ellis International, Inc. (hereinafter referred to as the “Company”) and Ms. Anita Britt (hereinafter referred to as “Ms. Britt”).

WHEREAS, the Company desires to employ Ms. Britt in the capacity as Chief Financial Officer; and

WHEREAS, the Company and Ms. Britt desire to set forth in this Agreement the terms and conditions of said employment, and to establish a mechanism to resolve disputes relating to said employment, and to establish limitations on post-term solicitation, use of confidential information, and competition;

NOW, THEREFORE, in consideration of the mutual promises and obligations contained in this Agreement, the Company and Ms. Britt agree as follows:

1. Effective Date and Term.

This Agreement is effective as of March 2, 2009 (the “Effective Date”) and will expire without further notice at 5:00 p.m. e.s.t. on March 1, 2011, and can be terminated at any time by either party in accordance with the terms and conditions expressly set forth herein. The period of time beginning on the Effective Date and running until the earlier of the expiration or termination of the Agreement shall be referred to as the “Term” of the Agreement. This Agreement may be renewed for additional periods of one (1) year upon the mutual written consent of the parties, such written consent given not later than thirty (30) days prior to the expiration of the Term.

2. Duties and Responsibilities.

The Company hereby employs Ms. Britt as the Company’s Chief Financial Officer, with such powers and duties as may be established from time to time by the Company in its discretion. Ms. Britt will report directly to the Company’s Chief Executive Officer. Ms. Britt will devote her full time, attention and energies to the Company’s business. During her employment, Ms. Britt will not engage in any other business activities on her own behalf or for any other entity, other than for the benefit of the Company, regardless of whether such activity is pursued for profits, gains, or other pecuniary advantage, without the express written consent of the Company’s Chief Executive Officer. However, nothing in this Agreement shall prevent Ms. Britt from passively investing in business activities so long as such investments require no active participation by Ms. Britt, or from engaging in other charitable or civic activities so long as such activities do not materially detract from Ms. Britt’s job duties herein. Ms. Britt shall be based at the Company’s principal offices in Miami, Florida except for required travel on the Company’s business.

3. Compensation.

a. Base Salary. The Company promises to pay Ms. Britt a Base Salary at an annualized rate of Three Hundred, Seventy-Five Thousand Dollars ($375,000.00), less applicable deductions, payable in installments according to the Company’s normal payroll practices. Any increases in Base Salary shall be at the discretion of the Company’s Chief Executive Officer.

b. Management Incentive Program. Ms. Britt shall be eligible to participate in the Company’s Management Incentive Program (hereinafter, “MIP”). Ms. Britt shall be eligible for up to 40% target bonus under the MIP. The amount and method of payment of any compensation paid to Ms. Britt shall be determined in accordance with the applicable terms of the MIP.

c. Relocation Allowance. The Company will provide relocation benefits to Ms. Britt under the terms and conditions set forth in the separate Relocation Agreement attached hereto as Appendix A.

d. Intentionally Deleted.

e. Automobile Allowance. The Company promises to pay Ms. Britt a monthly automobile allowance in the amount of One Thousand Dollars ($1,000.00) per month, less applicable tax deductions. The payment under this paragraph shall be made on the first regular payroll of each month during the Term. Ms. Britt and the Company acknowledge that, as of the date of this Agreement, the Company is considering implementing certain policies and procedures related to automobile allowances. Ms. Britt and the Company agree that the Company shall have the option, at its discretion, to eliminate the benefit provided under this Paragraph 3.e in favor of a commensurate upward adjustment to Ms. Britt’s Base Salary.

f. Non-Qualified Stock Options. The Company shall grant to Ms. Britt an option (the “Option”) to purchase 10,000 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”). The Option shall vest as to one-quarter ( 1/4) of the Common Stock immediately on the first anniversary of the Effective Date, as to an additional one-quarter ( 1/4) on the second anniversary of the Effective Date, as to an additional one-quarter ( 1/4) on the third anniversary of the Effective Date, and as to the remaining one-quarter ( 1/4) on the fourth anniversary of the Effective Date, but only so long as Ms. Britt is employed by the Company on each such vesting date. The Option shall be forfeited to the extent that it is not vested as of the date Ms. Britt’s employment is terminated for any reason by Ms. Britt or by the Company. The Option shall be subject to such other terms, conditions, and/or restrictions as determined by the Company and as set forth in the related stock option agreement to be entered into between Ms. Britt and the Company.

g. Restricted Stock. Ms. Britt shall be granted 10,000 fully registered shares of the Company’s common stock of the class listed on the NASDAQ (“Shares”) One-quarter. ( 1 /4) of the Shares shall vest on the first anniversary of the Effective Date, one-quarter ( 1/4) of the Shares shall vest on the second anniversary of the Effective Date, one-quarter ( 1/4) of the Shares shall vest on the third anniversary of the Effective Date, and one-quarter ( 1/4 ) of the Shares shall vest on the fourth anniversary of the Effective Date, but only so long as Ms. Britt is employed by the Company on each such vesting date. The Shares shall be forfeited to the extent that they are not vested as of the date Ms. Britt’s employment is terminated for any reason by Ms. Britt or by the Company. The Restricted Stock shall be subject to such other terms, conditions, and/or restrictions as determined by the Company and as set forth in the related Restricted Stock agreement to be entered into between Ms. Britt and the Company.

e. Long Term Incentive Plan. Ms. Britt shall be eligible to participate in the Company’s Long Term Incentive Plan (hereinafter, “LTI”), so long as Ms. Britt meets the applicable eligibility requirements of the LTI. Any awards to Ms. Britt under the LTI shall be subject to the discretion of the Company’s Board of Directors.

f. Other Employee Benefits. Ms. Britt will be eligible to participate in any other group employee benefit plan that is generally available to all Company employees, so long as Ms. Britt meets the applicable eligibility requirements of individual benefit plan and subject to the terms and conditions of each benefit plan.

4. Ms. Britt’s Death or Inability to Perform

In the event of Ms. Britt’s death, this Agreement and the Company’s obligation to pay Ms. Britt’s salary and other compensation automatically end. If Ms. Britt becomes unable to perform her employment duties during the Term of this Agreement, and she has no paid leave of absence available to her, her compensation under this Agreement shall automatically end until such time as Ms. Britt becomes able to resume her job duties for the Company. In the event that Ms. Britt becomes unable to perform her employment duties for a cumulative period of twelve weeks within any span of twelve months, this Agreement and Ms. Britt’s employment will be automatically terminated. In such case, Ms. Britt’s unpaid salary and compensation and unvested equity compensation shall automatically terminate and forfeit.

5. Termination by Company for Cause.

The Company may terminate this Agreement and Ms. Britt’s employment “for Cause” at any time with or without notice. As used herein, “for Cause” shall mean any one of the following:

•	Ms. Britt’s habitual neglect of her job duties and responsibilities; or

•	Commission of any felony; or

•	Commission of a material act of dishonesty or a material breach of a fiduciary duty; or

•	Commission of a serious violation of any of the Company’s personnel policies, including but not limited to violations of the Company’s policies against any form of harassment; or

•	A material breach of this Agreement.

In the event Ms. Britt is terminated “for Cause,” her pay and benefits shall end on her last date of employment and any unvested benefits shall forfeit, and Ms. Britt shall be entitled to no other compensation from that day forward.

6. Termination by Company Without “Cause”

a. Severance Pay. The Company may terminate this Agreement and Ms. Britt’s employment without Cause at any time and for any reason upon written notice to Ms. Britt. In the event that the Company terminates Ms. Britt’s employment without Cause, the Company will pay Ms. Britt severance pay in installments in the aggregate amount of the greater of: (a) the amount of remaining Base Salary described in Paragraph 3.a hereof that would otherwise have been payable for the remainder of the Term; or (b) an amount equal to six (6) months of Base Salary described in Paragraph 3.a hereof. Ms. Britt shall be required to execute a Severance Agreement and General Release in a form that is reasonably satisfactory to both parties in order to receive severance pay. Ms. Britt shall not be entitled to any compensation or benefits from the date of her termination forward. Any severance pay owed to Ms. Britt shall be offset by any repayments owed by Ms. Britt pursuant to the terms of the Relocation Expense Agreement attached hereto as Appendix A.

b. Other Severance Policies. Ms. Britt and the Company acknowledge that, as of the date of this Agreement, the Company is considering implementing certain policies and procedures for severance pay to be provided to certain employees in the event of termination. Ms. Britt and the Company agree that, to the extent Ms. Britt is covered by any such policy, Ms. Britt shall not be eligible for benefits under Paragraph 6.a hereof. In the event that the severance payment that Ms. Britt might otherwise have had available to her under Paragraph 6.a would be greater than the severance payment Ms. Britt would receive in the event of her termination under any Company severance policy created during the Term, the Company will “buy out” the difference.

7. Termination of Agreement by Ms. Britt

Ms. Britt may terminate this Agreement and her employment with the Company upon thirty (30) days prior written notice to the Company. In such case, Ms. Britt may be required to perform her business duties and will be paid her regular salary up to the date of termination. At the option of the Company, the Company may require Ms. Britt to depart from the Company at any time during such thirty (30) day period upon receiving said thirty (30) days notice from Ms. Britt of the termination of the Agreement, and in such event, the Company shall only be required to pay Ms. Britt for the balance of her salary and benefits for that workweek, and not be required to continue to pay Ms. Britt any salary or benefits for the remainder of the thirty (30) day period.

8. Cooperation

Upon the termination of this Agreement for any reason, Ms. Britt agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities which Ms. Britt performed for the Company. Further, after termination of this Agreement, Ms. Britt will upon reasonable notice furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation to which the Company is or may become a party.

9. Covenant Not To Compete and Non-Solicitation Agreement.

Ms. Britt agrees to properly execute an “Agreement Regarding Confidentiality of Information and Prohibition on Soliciting employees” (Appendix B hereto) and a “Non-Competition Agreement” (Appendix C hereto). The terms of those agreements are incorporated by reference and made part of this Agreement as if fully set forth in this Paragraph 9. The Restrictive covenants in those agreements shall survive the termination or expiration of this Agreement and/or the termination of Ms. Britt’s employment for any reason.

10. Resolution of Disputes by Arbitration

Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, will be resolved by arbitration in the City of Miami in accordance with the rules then obtaining of the American Arbitration Association. Judgment upon the award rendered may be entered in any court possessing jurisdiction over arbitration awards. This Section shall not limit or restrict the Company’s right to obtain injunctive relief for violations of the “Agreement Regarding Confidentiality of Information and Prohibition on Soliciting employees” and a “Non-Competition Agreement” referred to in Paragraphs 9 of this Agreement.

11. Adequate Consideration

Ms. Britt expressly agrees that the Company is providing adequate, reasonable consideration for the obligations imposed upon her in this Agreement.

12. Effect of Prior Agreements.

This Agreement and its appendices supersede any prior verbal or written agreement or understanding between the Company and Ms. Britt except as otherwise expressly set forth herein.

13. Limited Effect of Waiver by Company

If the Company waives a breach of any provision of this Agreement by Ms. Britt, that waiver will not operate or be construed as a waiver of other breaches of this Agreement by Ms. Britt.

14. Severability

If any provision of this Agreement is held invalid for any reason, said invalidity shall not affect the enforceability of any other provision of this Agreement, and all other provisions of this Agreement will remain in effect.

15. Assumption of Agreement by Company’s Successors and Assigns.

At the Company’s sole option, the Company’s rights and obligations under this Agreement will inure to the benefit of and be binding upon the Company’s successors and assigns. Ms. Britt may not assign her rights and obligations under this Agreement.

16. Applicable Law

Ms. Britt and the Company agree that this Agreement shall be subject to and enforceable under the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 2 day of March, 2009.

Perry Ellis International, Inc.		Anita Britt

By:	/s/ Fanny Hanono	/s/ Anita Britt

APPENDIX “A”

RELOCATION EXPENSE AGREEMENT

This RELOCATION EXPENSE AGREEMENT (hereinafter, “Agreement”) is entered into by and between PERRY ELLIS INTERNATIONAL, INC., (“PERRY ELLIS”), and ANITA BRITT (“MS. BRITT”).

WHEREAS, MS. BRITT has agreed to become employed by PERRY ELLIS as Chief Financial Officer; and

WHEREAS, PERRY ELLIS has agreed to reimburse MS. BRITT for certain expenses related to MS. BRITT’s relocation to South, Florida; and

WHEREAS, the parties hereto desire to set forth in this Agreement the terms and conditions of MS. BRITT’s reimbursement of relocation expenses and her repayment of a portion of those benefits in the event she leaves employment as described herein;

NOW, THEREFORE, the parties agree as follows:

1. Execution of Agreement and Effective Date. This Agreement is effective on the date it is signed by both parties (the “Effective Date”).

2. Reimbursement of Relocation Expenses.

A. Reimbursement for Temporary Housing. PERRY ELLIS will reimburse MS. BRITT for the reasonable cost of temporary housing incurred up to July 31, 2009. Reimbursements shall be limited to rent payments and utility costs. No reimbursement will be granted for property damage or any extraneous charges that result from MS. BRITT occupying the temporary housing.

B. Relocation Services. PERRY ELLIS will provide relocation services to MS. BRITT associated with her relocation to South Florida. MS. BRITT shall be required to use a vendor approved by PERRY ELLIS. MS. BRITT must submit receipts for any expenses reimbursable under this paragraph to the applicable vendor providing relocation services.

C. Limitation on Aggregate Reimbursement. The total aggregate amount reimbursable to MS. BRITT or payable on her behalf under Paragraph 2.B shall be no greater than One Hundred Fifty Thousand Dollars ($150,000.00).

D. Round Trip Air Fare. PERRY ELLIS will reimburse MS. BRITT for the cost of one round trip coach class airline ticket purchased during each full month beginning the first full month after the Effective Date and ending in June, 2009. Travel arrangements should be made through a travel agent designated by PERRY ELLIS.

E. Repayment of Housing and Moving Expenses and Airfare. MS. BRITT agrees to repay to PERRY ELLIS a prorated portion of any money paid to her under Paragraphs 2.A or 2.B or 2.D in the event that she, at any time prior to the second anniversary of the Effective Date: (1) resigns from employment; (2) retires from employment; or (3) is terminated from employment for “cause” as defined in Paragraph 5 of the written Employment Agreement between MS. BRITT and PERRY ELLIS. The prorated amount

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payable by MS. BRITT shall be calculated by multiplying the total amount of money paid to MS. BRITT or on her behalf under Paragraphs 2.A and 2.B and 2.D by a fraction determined on the date of MS. BRITT’s termination, the numerator of which is the number of months remaining until the second anniversary of the Effective Date, the denominator of which is twenty-four (24). PERRY ELLIS shall be entitled, in addition to any other remedies, to set-off any repayment owed by MS. BRITT under this Paragraph 2.E against any final compensation or severance pay owed to MS. BRITT.

3. Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Its language shall be construed as whole, according to its fair meaning, and not strictly for or against either party.

4. Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder in full force and effect.

5. Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

6. Disputes. In the event of a dispute as to the interpretation, application or violation of this Agreement, it is understood and agreed that such dispute shall be submitted to final and binding arbitration in Miami-Dade County, Florida, pursuant to the rules of the American Arbitration Association.

7. Reasonable Time to Consider Signing Agreement. MS. BRITT acknowledges that she has been given a reasonable period of time to consider whether to sign this Agreement.

8. Encouragement to Consult Attorney. PERRY ELLIS hereby encourages MS. BRITT to consult her attorney before signing this Agreement.

THE PARTIES HAVE READ, UNDERSTOOD AND FULLY CONSIDERED THE AGREEMENT AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

PERRY ELLIS INTERNATIONAL, INC.		ANITA BRITT

By:	/s/ Fanny Hanono	/s/ Anita Britt
Date:	3/2/09	Date:	3/2/09

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Appendix B

Perry Ellis International

AGREEMENT REGARDING CONFIDENTIALITY OF INFORMATION AND

PROHIBITION ON SOLICITING EMPLOYEES

(“Agreement”)

In commencing my employment with Perry Ellis International, Inc. or its subsidiaries or affiliates, I acknowledge and agree as follows:

1. “Company” Broadly Defined. The term “Company” in this Agreement shall be construed broadly to include Perry Ellis International, Inc., and its wholly owned subsidiaries, including but not limited to, Jantzen, Inc., Salant Corporation, Supreme International, Inc., or of their respective subsidiaries, parent companies, affiliated companies or related business organizations.

2. Ownership and Confidentiality of Company Documents: I agree that any Company Documents that I create, or that other Company employees or agents create, are the property of the Company. I agree to keep them confidential and to use them only for the business interests of the Company and for no other company. I agree to return any such Company Documents and any copies to the Company if my employment terminates for any reason. The term “Company Documents” means all papers, computer printouts and disks, records, customer or prospect customer lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been created, used or obtained for Company business.

3. Non-Disclosure of Confidential Information: I acknowledge that, in the normal course of my employment with the Company, I will become privy to confidential and/or proprietary information regarding the Company’s methods of doing business, the name and address of its customers, vendors, contractors and suppliers, prices charged to and paid by the Company, technical memoranda, market and/or design research reports, comparative analysis of competitive products and services, distribution networks and contacts, licensing agreements, marketing strategies and sales techniques, credit policies, manufacturing and operation procedures, product designs, acquisition strategies, and other information. I understand and acknowledge that the secrecy of this confidential information gives the Company a significant competitive advantage in the importation and/or marketing of its products. During my employment with the Company and after the termination of my employment for any reason, and regardless of whether my employment is terminated by the Company or by me, I agree not to disclose, use, or cause or aid in the disclosure or use of any such confidential information at any time for any reason, except in the normal course of my duties on behalf of the Company.

4. Non-Solicitation of Company Employees. I promise that, during the term of my employment by the Company and for a period of two (2) years after the termination of my employment with the Company, that I will not Solicit any Company Employee. For the purposes of this paragraph, the term “Solicit” means: (a) hiring, soliciting for hire, or offering employment; (b) aiding, encouraging, facilitating, or in any way participating in the recruitment or hire of any Company Employee by any person or business entity other than the Company; (c) taking any action that would cause, tend to cause, or could cause any Company Employee to abandon employment, resign from employment, or leave employment by the Company. The term “Employee” means any person that is employed by the Company or any person that is or was employed by the Company during any part of the six (6) month period immediately preceding the termination of my employment with the Company.

5. Enforcement. The breach or threatened breach of any of the provisions of this Agreement shall: (i) constitute cause for the termination of my employment: and (ii) entitle the Company to a permanent injunction or other injunctive relief in order to prevent or restrain any such breach or threatened breach by me or my partners, agents, representatives, servants, independent contractors, or any and all persons or entities directly or indirectly acting for or with me. The rights and remedies of the Company under this Agreement shall be in addition to and not in limitation of any of the rights and remedies, and monetary or other damages or redress available at law or in equity.

6. Severability and Judicial Modification of Agreement. I agree that the terms of this Agreement are severable and that, in the event any specific term of this Agreement is determined to be unenforceable by any court of competent jurisdiction, then any such unenforceable term shall be severed and the remainder of the Agreement enforced to the fullest extent allowable under applicable law. I agree that any court of competent jurisdiction may modify the terms of this Agreement if absolutely necessary in order to comply with existing law then in effect.

7. Assignment of Rights. I acknowledge that the Company’s rights under this Agreement are assignable. On the other hand, the obligations I have undertaken in this Agreement are not assignable.

8. Survival. This Agreement and the promises that I have made in this Agreement shall survive any termination of my employment, for any reason, and regardless of whether my employment is terminated by me or by the Company.

9. Venue and Controlling Law. The Company’s headquarters are located in the State of Florida. Enforcement of this Agreement shall be in accordance with the laws of the State of Florida and I agree that venue in any lawsuit or injunction proceedings arising under this Agreement is proper in Miami-Dade County, Florida.

10. Acknowledgement and Effective Date. I acknowledge that I have carefully read and considered the provisions of this Agreement, and having done so agree that the restrictions set forth are fair and reasonably required for the protection of the interests of the Company. I acknowledge that this Agreement is enforceable and effective when it is has been duly executed by me and by the Company.

Agreed and accepted:

EMPLOYEE:	PERRY ELLIS INTERNATIONAL, INC.

/s/ Anita Britt	By:	/s/ Karen Rosenfeld
Signature		Perry Ellis International, Inc.

Anita Britt	Karen Rosenfeld
Name Printed	Name Printed

2-18-09	3/2/09
Date	Date

Appendix C

NON-COMPETITION AGREEMENT

Perry Ellis International

NON- COMPETITION AGREEMENT

(“Agreement”)

In commencing my employment with Perry Ellis International, Inc. or its subsidiaries or affiliates, I acknowledge and agree as follows:

1. “Company” Broadly Defined. The term “Company” in this Agreement shall be construed broadly to include Perry Ellis International, Inc., and its wholly owned subsidiaries, including but not limited to Jantzen, Inc., Perry Ellis Menswear, LLC, Salant Corporation, Supreme International, Inc., or any of their respective subsidiaries, parent companies, affiliated companies or related business organizations.

2. Acknowledgement of Company’s Legitimate Business Interests. I agree and acknowledge that my services to the Company are of a special, unique and extraordinary character, and my position places me in a position of confidence and trust with the Company’s suppliers, customers, and employees. I also acknowledge that the Company’s business is international and, accordingly, that it is reasonable that the restrictive covenants set forth below are enforceable as to any geographic area in which the Company does business. I further acknowledge that the rendering of services on behalf of the Company necessarily requires access to or use of confidential information and trade secrets of the Company, its manufacturers/suppliers, and customers and that in the course of this employment I will receive introductions and develop personal acquaintanceships and relationships with the knowledge about manufacturers/suppliers and customers that are crucial to the Company’s business. Consequently, I agree that it is reasonable and necessary for the protection of the Company’s goodwill and business that I make the covenants contained here and that these covenants shall remain in full force and effect following the termination of my employment. I agree to all of this paragraph not as boilerplate but as substantive commitments by which I will abide in consideration for my employment by the Company.

3. Limited Prohibition on Competition. In light of the legitimate business interest enumerated in paragraph 2 of this Agreement, and in light of other legitimate business interests not specifically discussed in this Agreement, I agree that, during my employment by the Company and for the period of time that I am being paid severance pay under any agreement, policy or procedure after my employment by the Company terminates, to the maximum extent permitted by law, I will not, without the Company’s prior written consent, directly or indirectly:

a.	(i) solicit, or enter into any form of business relationship with, any Company employee, supplier, vendor or contractor for business with myself or with any third party other than the Company, or facilitate, entice, encourage or induce any third party to solicit or enter into any such relationship, or (ii) induce, suggest, persuade or recommend to any such persons or entities that they terminate, alter or refrain from renewing or extending, their relationship with the Company, and I promise that I will not induce or permit any other person to approach any such person or entity for any such purpose; and

b.	carry on, be engaged or take part in, render services to, or become a member, partner, principal, shareholder, owner, associate, employee, contractor or agent nor advise, counsel, aid, assist, or consult in any capacity for or with a division or other unit of an entity that sells products that are “competitive” with those sold by the Company and from which the Company. For purposes of this Agreement, “competitive” shall mean apparel that is of the same general type and sold at similar suggested list retail price points as products sold by the Company. For example, an entity engaged in selling men’s shirts that have retail list prices up to $100 would be considered competitive; conversely men’s shirts sold to Federated retailing at price points of $250 clearly would not be competitive if the Company does not sell men’s shirts in those price ranges.

Notwithstanding anything herein to the contrary, the restrictive covenant contained in this paragraph 3 shall only be enforceable in the event my employment terminates: (1) as a result of my resignation, abandonment of my job, retirement, or any other voluntary termination of my employment on my part; or (2) in the event that I am terminated “For Cause.” For the purposes of this Agreement, the term “For Cause” shall include any breach of this Agreement or any other written agreement with the Company, poor job performance, neglect of my job duties, commission of a felony, a material violation of Company policies regarding workplace conduct, or any other ground for termination as set forth in the Company’s Employee Handbook then in effect.

4. Enforcement. The breach or threatened breach of any of the provisions of this Agreement shall: (i) constitute the termination of my employment “For Cause,” and (ii) entitle the Company to a permanent injunction or other injunctive relief in order to prevent or restrain any such breach or threatened breach me or my partners, agents, representatives, servants, independent contractors, or any and all persons or entities directly or indirectly acting for or with me. The rights and remedies of the Company under this Agreement shall be in addition to and not in limitation of any of the rights and remedies, and monetary or other damages or redress available at law or in equity.

5. Severability and Judicial Modification of Agreement. I agree that the terms of this Agreement are severable and that, in the event any specific term of this Agreement is determined to be unenforceable by any court of competent jurisdiction, then any such unenforceable term shall be severed and the remainder of the Agreement enforced to the fullest extent allowable under applicable law. I agree that any court of competent jurisdiction may modify the terms of this Agreement if absolutely necessary in order to comply with existing law then in effect.

6. Assignment of Rights. I acknowledge that the Company’s rights under this Agreement are assignable. On the other hand, the obligations I have undertaken in this Agreement are not assignable.

7. Survival. This Agreement and the promises that I have made in this Agreement shall survive any termination of my employment, for any reason, and regardless of whether my employment is terminated by me or by the Company.

8. Venue, Controlling Law, and Jurisdiction. The Company’s corporate headquarters are located in the State of Florida. Enforcement of this Agreement shall be in accordance with the laws of the State of Florida and I agree that venue in any lawsuit or injunction proceedings arising under this Agreement is proper in Miami-Dade County, Florida. I hereby consent to personal jurisdiction, and agree to the exclusive jurisdiction, of the federal and state courts of the State of Florida in any proceedings arising under this Agreement.

9. Acknowledgement and Effective Date. I acknowledge that I have carefully read and considered the provisions of this Agreement, and having done so agree that the restrictions set forth are fair and reasonably required for the protection of the interests of the Company. I acknowledge that this Agreement is enforceable and effective when it has been duly executed by me and by the Company.

Agreed and accepted:

EMPLOYEE:	PERRY ELLIS INTERNATIONAL, INC.

/s/Anita D. Britt	By:	/s/ Karen Rosenfeld
Signature		Perry Ellis International, Inc.

Anita D. Britt	Karen Rosenfeld
Name Printed	Name Printed

3/2/09	3/2/09
Date	Date